May 1, 2015

By Hand Delivery
Steven Schorer

Dear Steve:

We are pleased to offer you employment with DynCorp International LLC ("DI" or the "Company") as President, Aviation Group Leader. You will report directly to the Chief Executive Officer of the Company, James Geisler. Upon relocation, your work location will be the Company's offices in McLean, Virginia, with travel to other locations as necessary. Your start date will be May 1, 2015.

Salary. You will be classified as an at-will, exempt employee. Your salary will be payable in bi-weekly increments of Twenty-Five Thousand Nine Hundred Sixty-One Dollars and Fifty-Four Cents ($25,961.54), less applicable taxes, deductions, and withholdings, for an annualized base salary of Six Hundred Seventy-Five Thousand Dollars ($675,000.00).

Signing Bonus. You will be provided a one-time, lump sum signing bonus of One Hundred Thousand Dollars ($100,000.00), less applicable taxes, deductions, and withholdings. Payment of this bonus is conditioned upon you signing a separate repayment agreement requiring repayment of the bonus in full if you resign within the first six months of your employment.

Executive Benefits. Per Company policy, you will be provided with a not-to-exceed fifteen thousand dollar ($15,000.00) annual allowance for financial planning, tax preparation, and/or an annual physical. Payment of this allowance is conditioned upon you retaining all receipts and related proof of these expenses and providing them to DI as required by DI's plan documents.

Management Incentive Plan. As President, Aviation Group Leader, you will participate in the Company's Management Incentive Plan (MIP). Your individual target will be one hundred percent (100%) of your full yearly salary as of October 1, 2015, less applicable taxes, deductions, and withholdings, based upon the metrics below. MIP payments are typically paid in March following the fiscal year.

For fiscal year 2015 (“FY2015") only, which began January 1, 2015 and ends December
31, 2015, your individual MIP target will be considered met if the Aviation Group has achieved all of the following by the end of FY2015: Orders of $1,005.3M; Revenues of $1,246.6M; Adjusted EBITDA of $58.9M; and an average Days Sales Outstanding (DSO) number of 69 days. However, you will be guaranteed to receive a minimum MIP payout of $375,000.00 for FY2015, assuming you are still employed with DI as President, Aviation Group Leader at the end of FY2015.

For fiscal year 2016 and beyond, your MIP payments will be calculated based on established Aviation Group metrics and the Company MIP in effect for that fiscal year.

Equity. You will be eligible for equity interest in the Company, subject to approval by the Company's Board of Directors in its sole discretion.

Severance. If the Company terminates your employment at any time for reasons other than for cause, you will be entitled to severance equal to one year's base salary and 100% of your target bonus, subject to your execution of an unconditional and full release of claims against the Company, to include a cooperation provision. These payments will be made in accordance with the Company's regular bi-weekly payroll schedule, beginning the first pay period after the release is executed and any revocation period expires without revocation and continuing in equal bi-weekly payments over a period of one year. DI will have the right to discontinue these payments and seek repayment of any sums paid should you breach any of your continuing obligations to the Company, including but not limited to your obligations to maintain the confidentiality of Company proprietary or confidential information, to adhere to the non-competition provision set forth below, and to cooperate with any Company inquiry, investigation, or litigation.

All payments provided for under this Agreement are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended, under the separation pay exception found in Treasury Regulation Section 1.409A-1(b)(9), and all terms and conditions of this Agreement shall be interpreted consistent with that intent. All amounts paid to you will be reported to the United States Internal Revenue Service and other appropriate taxing agencies in accordance with all federal, state and local tax reporting requirements. You agree that you bear sole responsibility for any tax liabilities associated with such payments.

For purposes of this Agreement only, "for cause" shall mean: 1) conviction on, or plea of guilty or no contest to, a felony or any crime involving moral turpitude; 2) engaging in any dishonest, unethical, immoral or fraudulent conduct or any misconduct which discredits or causes harm to the Company; 3) failure to faithfully discharge duties as an employee of the Company; 4) violation of Company policy; 5) violation of any non-disclosure or confidentiality agreement(s) entered into with the Company; and/or 6) failure to comply with any applicable laws. If you resign or are terminated for cause, you will not be entitled to any severance.

Living Expenses. DI will reimburse your reasonable temporary living expenses, up to a maximum of fourteen thousand dollars ($14,000.00) per month, for a period of three (3) months from your start date. Reimbursement of these expenses is conditioned upon said expenses being reasonable and upon you retaining all receipts and related proof of these expenses and providing them to DI in accordance with the Company's expense reimbursement policies and procedures. This arrangement may be extended by mutual written agreement between you and DI.

Paid Time Off. In addition to Dl's standard ten (10) day holiday schedule, you will accrue Paid Time Off (PTO) at the rate of twenty (20) days per calendar year, prorated for calendar year 2015.

Business Travel. You will be approved for first-class travel within and business-class travel outside the United States, subject to all other requirements of Dl's Business Travel policy.

Benefits. Should you choose to participate, DI's flexible benefits program will become effective for you and your eligible dependents on your first day of employment. You will have ten (10) working days from date of hire to make elections and return your enrollment form. Your elections will remain in place until the next annual benefits enrollment period.

Contingent Offer. This offer is fully contingent upon satisfactory results of your background investigation and pre-employment drug screening. In the event the results of either the background investigation or pre-employment drug screening are unsatisfactory to the Company, this offer will be withdrawn.

Non-Competition. The Company invests significant resources in the training and development of its executives. You understand that, in your position as President, Aviation Group Leader, you will have access to the Company's most highly sensitive, confidential, and proprietary business information. You agree to execute .and abide by DI’s standard Confidentiality & Intellectual Property Agreement. You also agree that you will not provide consulting services for any other entity or person while you are employed by DI. In consideration for your offered and continued employment with DI, you further agree that, during the term of your employment and for a period of twelve (12) months following the termination of your employment for any reason, you will not, directly or indirectly, participate in the ownership (other than through mutual funds or similar forms of investment). control, or management of, or be employed as an executive, officer, group leader, or board member or in any business development position by, the. following companies or their subsidiaries: AAR Corp., Bell Helicopter, the aviation services unit(s) of Boeing Co, DRS Technologies, Inc., AECOM/URS Corp., L-3 Communications Holdings Inc., the aviation services unit(s) of Lockheed Martin Corp., M1 Support Services L.P., M7 Aerospace LP/Elbit Systems, the aviation services unit(s) of Northrop Grumman Corp., Pacific Architects and Engineers Inc. (PAE), or Sikorsky Aircraft Corp./United Technologies Corp. This does not preclude your ability to participate in non-profit and corporate boards not expressly covered by this provision. DI acknowledges that your current participation on the boards of the National Defense University and Camber Corporation is consistent with the terms of this provision. You agree that these restrictions are reasonable and as narrowly tailored as is feasible to protect the Company's legitimate business interests. You also agree that you will resign your position on SOSi's Board of Advisors within ten days of the date of this letter and will not resume any such position with SOSi during your employment with DI.

Indemnification. The Company agrees to provide you with coverage under the Company's Directors and Officers Liability Insurance policy as in effect from time to time, as well as all other protections as may be afforded to you under the Company's certificate of formation, bylaws or limited liability company agreement or operating agreement or under any other agreement, policy or procedure. In the event it is ultimately determined that you are not entitled to be indemnified by the Company pursuant to this provision, you will reimburse the Company for all such expenses previously paid by the Company on your behalf.

In accordance with federal law, employees are required to furnish proof of citizenship or a legal right to work in the United States. Therefore, please bring the appropriate documents to fulfill these requirements on your first day.

This offer of employment is valid for a period of five (5) working days from its date of issue. After that time it shall be withdrawn.

The entire senior team looks forward to your leadership and contributions in this critical position for DynCorp International.

Sincerely,

/s/ James Geisler
James Geisler
Chief Executive Officer
DynCorp International LLC

I accept the offer of employment as stated above. I understand that my employment with DynCorp International LLC is at will. I understand that I have the right to terminate my employment at any time with or without cause, and that DynCorp International LLC retains the same right. I also understand that the terms of this offer of employment supersede all previously issued offers of employment.

/s/ Steven Schorer                        5/5/2015
Steven Schorer                        Date

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